COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES           Exhibit 12
(IN 000'S OF DOLLARS EXCEPT FOR RATIOS)

                                               Nine Months
                                                  Ended
                                              September 30,                                   Year Ended December 31,

            EARNINGS                              1994           1993         1992         1991         1990         1989
INCOME BEFORE TAXES                               $108,004     $133,507     $206,618      $135,220     $215,758     $197,303

INTEREST EXPENSE (NET)                              18,762       44,085       62,279        59,097       64,839       61,159

PORTION OF RENTS REPRESENTATIVE
   OF INTEREST FACTOR                                3,301        9,896        9,021         7,067        6,174        5,044

AMORTIZATION OF CAPITALIZED INTEREST                 1,059        3,246        2,807         2,266        2,537        2,489

      TOTAL EARNINGS                              $131,126     $190,734     $280,725      $203,650     $289,308     $265,995

            FIXED CHARGES

INTEREST EXPENSE (BEFORE DEDUCTING
   CAPITALIZED INTEREST)                           $25,642      $50,949      $69,042       $68,061     $70,674      $64,773

PORTION OF RENTS REPRESENTATIVE
   OF INTEREST FACTOR                                3,301        9,896        9,021         7,067       6,174        5,044

      TOTAL FIXED CHARGES                          $28,943      $60,845      $78,063       $75,128     $76,848      $69,817



RATIO OF EARNINGS TO FIXED CHARGES                  4.5305       3.1348      3.5961        2.7107       3.7647       3.8099




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